THIRD AMENDMENT TO MASTER FUND PARTICIPATION AGREEMENT

This Third Amendment, effective as of April 24, 2017, amends the Master Fund Participation Agreement (the “Agreement”) dated the 1st day of May, 2010, among JACKSON NATIONAL LIFE INSURANCE COMPANY (“Insurance Company”), on behalf of itself and certain of its separate accounts; JNL SERIES TRUST (“Trust”), an open-end investment company organized under the laws of the Commonwealth of Massachusetts; AMERICAN FUNDS INSURANCE SERIES (“Series”), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts; and CAPITAL RESEARCH AND MANAGEMENT COMPANY (“CRMC”), a corporation organized under the laws of the State of Delaware. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed such terms in the Agreement.

WHEREAS, the Agreement pertains to the relationship of the parties hereto with respect to multi-manager variable annuity contracts and/or variable life policies;

WHEREAS, the parties desire to amend Attachment A of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, the Insurance Company, the Trust, the Series, and CRMC, hereby agree as follows:

1.	Attachment A in the Agreement is deleted and restated as attached.

Except as expressly supplemented, amended or consented to hereby, all of the representations and conditions of the Agreement will remain unamended and will continue to be in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of February 1, 2017, effective as of the date first above written.

Insurance Company
(on behalf of itself and each Account)

By:	/s/ Andrew Bowden
Its:	SVP & General Counsel

The Trust

By:	/s/ Kelly L. Crosser
Its:	Assistant Secretary

American Funds Insurance Series

By:	/s/ Steven I. Koszalka
Its:	Secretary

Capital Research and Management Company

By:	/s/ Michael J. Downer
Its:	Sr. Vice President and Secretary

Attachment A

Master Funds and Corresponding Funds

American Funds Insurance Series Master Funds:	Trust Funds:
❑ American Funds Growth & Income Fund	❑ JNL/American Funds Growth-Income Fund
❑ American Funds International Fund	❑ JNL/American Funds International Fund
❑ American Funds Blue Chip Income & Growth Fund	❑ JNL/American Funds® Blue Chip Income and Growth Fund
❑ American Funds New World Fund	❑ JNL/American Funds New World Fund
❑ American Funds Global Bond Fund	❑ JNL/American Funds Global Bond Fund
❑ American Funds Global Small Cap Fund	❑ JNL/American Funds Global Small Capitalization Fund
❑ American Funds Asset Allocation Fund	❑ JNL/American Funds Balanced Fund